Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended September 30, 2017, have been reclassified among the components of net assets as follows:

	Undistributed	Undistributed	Paid-In
	Net Investment	Net Realized	Capital
	Income	Gain/(Loss)
Janus Emerging Markets Fund	$0	$0	$0
Janus Fund	$0	$0	$0
Janus Henderson Asia Equity Fund (formerly named Janus Asia Equity Fund)	$38,429	($81,674)	$43,245
Janus Henderson Balanced Fund (formerly named Janus Balanced Fund)	$11,858,745	($55,751,476)	$43,892,731
Janus Henderson Contrarian Fund (formerly named Janus Contrarian Fund)	$2,442,096	($3,568,806)	$1,126,710
Janus Henderson Enterprise Fund (formerly named Janus Enterprise Fund)	($415,170)	$415,170	$0
Janus Henderson Forty Fund (formerly named Janus Forty Fund)	($150,543)	($73,478,207)	$73,628,750
Janus Henderson Global Life Sciences Fund (formerly named Janus Global Life Sciences Fund)	$6,549,063	($6,549,063)	$0
Janus Henderson Global Real Estate Fund (formerly named Janus Global Real Estate Fund)	$4,519,990	($4,519,990)	$0
Janus Henderson Global Research Fund (formerly named Janus Global Research Fund)	($5,646,643)	$226,303,771	($220,657,128)
Janus Henderson Global Select Fund (formerly named Janus Global Select Fund)	$3,476,498	$389,980,201	($393,456,699)
Janus Henderson Global Technology Fund (formerly named Janus Global Technology Fund)	$1,595,484	($3,659,890)	$2,064,406
Janus Henderson Global Value Fund (formerly named Perkins Global Value Fund)	$300,754	($300,754)	$0
Janus Henderson Growth and Income Fund (formerly named Janus Growth and Income Fund)	$433,795	($2,151,552)	$1,717,757
Janus Henderson International Value Fund (formerly named Perkins International Value Fund)	($6,200)	$6,200	$0
Janus Henderson Overseas Fund (formerly named Janus Overseas Fund)	$2,359,561	($2,359,561)	$0
Janus Henderson Research Fund (formerly named Janus Research Fund)	($4,339,201)	($6,880,391)	$11,219,592
Janus Henderson Triton Fund (formerly named Janus Triton Fund)	$16,835,230	($45,410,578)	$28,575,348

Janus Henderson Venture Fund (formerly named Janus Venture Fund)	$1,535,130	($2,360,659)	$825,529
Janus Henderson Emerging Markets Fund (formerly named Henderson Emerging Markets Fund)	($49,856)	$38,038	$11,818
Janus Henderson European Focus Fund (formerly named Henderson European Focus Fund)	$74,154	$46,181,153	($46,255,307)
Janus Henderson International Opportunities Fund (formerly named Henderson International Opportunities Fund)	$734,869	$297,459,352	($298,194,221)
Janus Henderson International Small Cap Fund (formerly named Henderson International Small Cap Fund)	$13,791	($13,791)	$0
Janus Henderson Global Equity Income Fund (formerly named Henderson Global Equity Income Fund)	($54,339)	$128,798	($74,459)
Janus Henderson U.S. Growth Opportunities Fund (formerly named Henderson U.S. Growth Opportunities Fund)	$401	($217)	($184)
Janus Twenty Fund	$0	$0	$0